EXHIBIT 5.1
McGuireWoods LLP
1345 Avenue of the Americas
New York, NY 10105-0106

July 19, 2006

Board of Directors
uBid.com Holdings, Inc.
8550 West Bryn Mawr, Suite 200
Chicago, Illinois 60631

Ladies and Gentlemen:

We are acting as special counsel to uBid.com Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-1 (File No. 333-131733), including any amendments thereto (the “Registration Statement”). The Registration Statement relates to the offer and sale by the selling stockholders identified in the Registration Statement of up to 24,113,447 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals or copies of the Registration Statement, the Certificate of Incorporation, the Bylaws of the Company, the Board of Directors resolutions authorizing the issuance of the Common Stock, and such other documents as we have considered relevant. We have assumed that: (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; and (vi) each natural person signing in a representative capacity any document that we reviewed had authority to sign in such capacity.

Based upon the foregoing, it is our opinion that: (i) 20,210,109 shares of Common Stock outstanding on the date hereof that are being registered for resale by the selling stockholders are duly authorized and when sold in accordance with the Plan of Distribution set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; and (ii) 3,903,338 shares of Common Stock issuable upon the exercise of warrants, which shares are being registered for resale by the selling stockholders, when issued in accordance with the respective warrants, will be duly authorized, and when sold in accordance with the Plan of Distribution set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the State of New York, and do not render any opinion as to legal matters subject to or governed by laws other than the State of New York, United States federal jurisprudence or the Delaware General Corporation Law. We also express no opinion with respect to the blue sky or securities laws of any State, including New York and Delaware.

Very truly yours,

/s/ McGuireWoods LLP

McGuireWoods LLP